Exhibit 10.31

                                         Amended Employment Agreement
                                         dated August 19, 1999 between
                                UCI Medical Affiliates of South Carolina, Inc.
                                         and M.F. McFarland, III, M.D.

         STATE OF SOUTH CAROLINA    )          AMENDED EMPLOYMENT AGREEMENT
                                             )       BETWEEN UCI MEDICAL
                                           AFFILIATE OF SOUTH CAROLINA, INC. AND
         COUNTY OF RICHLAND         )                M.F. McFARLAND, III, M.D.


                  UCI  Medical  Affiliates  of  South  Carolina,  Inc.,  a South
Carolina corporation ("UCI" or "Employer"), has entered into an Employment Agreement dated October 1, 1995 ("Agreement") with M.F. McFarland, III, M.D. ("McFarland"), whereby McFarland is employed to serve as President and Chief Executive Officer of Employer for a term commencing October 1, 1995, and ending October 1, 2000. Employer and McFarland desire to amend the Agreement to extend the term and modify the termination procedures thereof and to restate the Agreement, as amended, in its entirety. Accordingly, the parties have entered into this Amended Employment Agreement Between UCI Medical Affiliates of South Carolina, Inc. and M. F. McFarland, III, M.D., to be effective as of this 19TH day of August, 1999.

         1. Employment. UCI hereby agrees to employ McFarland to perform the duties described in Section 3 below subject to and in accordance with the terms and conditions hereof, and McFarland hereby accepts such employment.

         2. Term. The employment shall commence on the date hereof, and shall continue through August 19, 2004, unless earlier terminated in accordance with the provisions of Section 8 of this Agreement.

         3. Duties of McFarland.

                  A. In accepting employment by UCI, McFarland shall undertake and assume the responsibility of performing for and on behalf of UCI the duties of the President and Chief Executive Officer of UCI in Columbia, South Carolina. Except with his written consent, McFarland shall not be permanently assigned to
(i) any position of lower professional status, or (ii) a location outside of Richland or Lexington Counties, South Carolina.

                  B. Other than McFarland's duties as an employee of Doctor's Care, P.A., McFarland shall be a full-time employee of UCI, and shall devote his full working time and efforts to his duties hereunder. McFarland shall perform all of his duties hereunder to the best of his ability and shall not, directly or indirectly, engage or participate in any activities in conflict with the best interests of UCI. Without limiting the generality of the foregoing, McFarland shall not engage in any activity for compensation or pecuniary gain other than his employment hereunder, his association with Doctor's Care, P.A., and passive investing for the account of himself or members of his household. McFarland agrees that his total compensation for his service to UCI shall be described in
Section 4 of this Agreement.

              McFarland has entered into a separate Employment Agreement with respect to his association with Doctor's Care, P.A. His compensation for services to Doctor's Care, P.A. is described in Section 4 of that Agreement. McFarland agrees that his total compensation for his service to Doctor's Care, P.A. is set forth in Section 4 of that Agreement.

         4. Compensation. As compensation for the services to be rendered by McFarland for UCI under this Agreement, McFarland shall be compensated by UCI on the following basis:

                  A. Base Salary. During the term of this Agreement, McFarland shall receive from UCI an annual salary of One Hundred Fifty-Seven Thousand Five Hundred and no/100 ($157,500), payable in pay periods as determined by UCI, but in no event less frequently than monthly, subject to an annual increase upon approval by the Board of Directors.

                  B. Dues. During the term of this Agreement, UCI shall pay all dues of McFarland as a member of one private club not to exceed Five Hundred Dollars and No/100 ($500.00) per month for the purpose of entertainment of UCI's clients in connection with the performance of McFarland's duties.

                  C. Vacation. During the term of this Agreement, McFarland shall be entitled to a total of thirty (30) business days of paid leave to attend conventions and professional meetings and vacation time each calendar year. Such vacation and leave days are to be taken at such time or times as McFarland may reasonably request, subject to UCI's convenience and prior approval, which approval shall not be unreasonably withheld. Vacation and leave time may cumulate year-to-year up to a maximum of 60 days.

     D. Automobile. During the term of this Agreement, UCI shall provide to McFarland the ----------- use of one (1) automobile.

                  E. Reimbursement for Expenses. During the term of this Agreement, UCI shall reimburse McFarland for all reasonable expenses in an aggregate amount equal to, or less than Seven Thousand Five Hundred Dollars and No/100 ($7,500.00) per annum incurred by McFarland for the benefit of UCI in the performance of his duties hereunder. Reimbursement for aggregate expenses each calendar year in excess of such amount shall require the prior written approval of the Board of Directors of UCI.

                  F. Other Benefits. During the term of McFarland's employment with UCI, McFarland shall receive from UCI such other benefits (e.g. health insurance coverage, life insurance coverage, participation in pension plans, and participation in stock option plans, etc.) reasonably comparable to, and no worse than, those benefits, if any, generally provided to other senior executives of UCI. Additionally, during his employment with UCI, McFarland will be provided at UCI's costs, with a term life insurance policy that at the time of McFarland's death will pay One Million Dollars ($1,000,000) to his spouse or other designated beneficiary(s).

                  G. Incentive Bonus. On or about the end of UCI's fiscal year, the Board shall determine what, if any, Incentive Bonus payment shall be made to McFarland. This Incentive Bonus payment, if any, shall be based on two variables: UCI's Net Income (Loss) for the previous fiscal year and the Gross Revenue for the same year, as set forth in Addendum A, which is attached hereto. The attached Addendum specifies the total Incentive Bonus, if any, to be paid to McFarland under differing scenarios based on UCI's Net Income (Loss) and Gross Revenue for the previous year. The Board, in making its decision as to what, if any, Incentive Bonus shall be paid to McFarland, shall be governed by Addendum A, and shall have no authority to alter or deviate from the amount, if any, of the Inventive Bonus payment mandated by the Net Income/Gross Revenues grid in Addendum A. In the event UCI pays McFarland an Incentive Bonus, payment shall be in the form of cash.

                  H. Discretionary Bonus. On or about the end of UCI's fiscal year, the Board shall, in its sole discretion, determine whether or not McFarland is to be awarded a discretionary bonus, not to exceed 10% of his annual base salary. This Discretionary Bonus, if any, shall be in addition to, and distinct from any other compensation or bonus payment to McFarland, provided, however, nothing contained herein shall be construed in any way to obligate UCI to pay a Discretionary Bonus to McFarland. The factors to be reviewed by the Board in determining whether or not a Discretionary Bonus, if any, shall be paid to McFarland shall include the following:

     1. McFarland's ability and success in recruiting and retaining quality physicians.

                  2. McFarland's ability and success in recruiting and retaining a quality senior management team.

                  3. McFarland's ability and success in positioning UCI for implementation of managed care.

     4. McFarland's ability and success in developing a long-term strategic plan for UCI.

In the event UCI pays McFarland a Discretionary Bonus, payment shall be in the form of cash.

              5. Confidentiality and Secrecy. McFarland acknowledges that in and as a result of his employment hereunder, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to UCI business, including without limitation technological know-how, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, records, operational expertise, lists of customers and projects, the nature and type of services rendered by UCI, the equipment and methods used and preferred by UCI customers, and the fees paid by inducement to UCI to enter into this Agreement and to pay to McFarland the compensation stated in Section 4 herein, McFarland covenants and agrees that during the term of his employment hereunder, and for five (5) years after the termination thereof, he shall not, directly or indirectly, make use of, or disclose to any person, any confidential information of UCI or its affiliates. McFarland agrees that he will never disclose trade secrets of UCI and assigns his rights to confidential information as "work made for hire" to UCI.

              6. Covenants Against Competition. In view of the unique value to UCI of the services of McFarland for which UCI has contracted hereunder, because of the confidential information to be obtained by or disclosed to McFarland, as herein above set forth, and because McFarland's employment hereunder will result in McFarland's development of a unique relationship with customers, suppliers and employees as a material inducement to UCI to enter into this Agreement and to pay to McFarland the compensation stated in Section 4 hereof, McFarland covenants and agrees as follows:

                  A. During McFarland's employment hereunder, and for a period of two (2) years after the termination of McFarland's employment hereunder for any reason, McFarland shall not directly or indirectly solicit or divert employment of any employee of UCI's business or employ any person previously employed by UCI or its affiliates.

                  B. During McFarland's employment hereunder, and for a period of two (2) years after the termination of McFarland's employment whereunder for any reason, McFarland shall not directly or indirectly solicit, divert, or convert, or assist another person or entity to solicit, divert or convert, the customers of UCI or its affiliates to any other company or entity.

                  C. During McFarland's employment hereunder, and for a period of two (2) years after the termination of McFarland's employment with UCI, McFarland shall not within the geographic area specified below engage in any business or perform any services, directly or indirectly, in competition with the business of UCI or its affiliates or have any interest, whether as a proprietor, partner, employee, stockholder (directly or beneficially), principal, agent, consultant, director, officer or in any other capacity or manner whatsoever, in any enterprise that shall so engage, except that McFarland shall be permitted to own for investment purposes only, directly or beneficially, up to (but not more than) 2% in the aggregate of the stock of a competing corporation which is publicly-traded on a national stock exchange or the NASDAQ National Market System, so long as McFarland is not a controlling person of, or a member of a group that controls, such corporation and McFarland is not otherwise affiliated in any capacity with such corporation. The restrictions to this Section 6(C) shall apply everywhere within a five (5) mile radius of (i) any primary or urgent care facility owned or operated by UCI or an affiliate, and (ii) each other location where UCI or any affiliate maintains an office, in existence as of the date of such termination.

              7.  Reasonableness, Enforceability and Remedies.

                  A. McFarland has carefully read and considered the provisions of Section 5, 6 and 7, and, having done so, agrees that the restrictions set forth in these Sections, including, but not limited to, the time period of restriction and geographic limitations set forth in Section 6, are fair and reasonable and are reasonably required for the protection of the interest of UCI and its officers, directors, shareholders, employees, and affiliates.

                  B. In the event that, notwithstanding the foregoing, any of the provisions of Sections 5, 6 and 7 hereof or any parts thereof shall be held to be invalid or unenforceable, the remaining provisions or parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included therein. In the event that any provision of Sections 5 and 6 hereof relating to the time period and/or geographic restrictions and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or geographic restrictions and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

                  C. McFarland acknowledges that the services he is to render are of a special and unusual character with a unique value to UCI and its affiliates, the loss of which cannot adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by McFarland of any of the provisions of Section 5 or 6 hereof, UCI or its affiliates, in addition to and not in limitation of, any other rights, remedies, or damages available to UCI or its affiliates under this Agreement, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by McFarland or by McFarland's partners, agents, representatives, servants, employees, consulting clients, and/or any and all persons directly or indirectly acting for or with him.

                  D. McFarland covenants and agrees that if he shall violate any of his covenants or agreements under Section 5 or 6 hereof, UCI or its affiliates shall be entitled to: (i) an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that McFarland directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation; (ii) recover actual damages incurred by UCI or its affiliates as a result of any such violation; (iii) any injunctive relief to which UCI or its affiliates is or may be entitled by law, in equity, or under this Agreement; and (iv) exercise its other rights respecting a breach of this Agreement as set forth herein.

     E. McFarland's obligations under Section 5 and 6 hereof shall survive any termination --------------- of employment hereunder.

              8.  Termination

                  A. For Cause by UCI. Notwithstanding any other provisions hereof, UCI may terminate McFarland's employment under this Agreement immediately at any time for "cause". For purposes hereof the term "cause" shall be limited to the commission of any of the following by McFarland: dishonesty; theft; unethical business conduct; indictment for a felony; willful failure to perform material duties on behalf of UCI; violation of the terms and provisions of this Agreement; willful or recurring insubordination; failure to attempt, in good faith, to comply with reasonable instructions of UCI; McFarland's license to practice medicine in the State of South Carolina is revoked or otherwise terminated; or McFarland fails to follow accepted medical practices or is guilty of misconduct under the principles of medical ethics of the American Medical Association. If the termination is for "cause," all compensation (including without limitation the Base Salary, and all perquisites and fringe benefits) to which McFarland would otherwise be entitled shall be discontinued and forfeited as of the effective date of such termination.

                  B. Without Cause by UCI. UCI may terminate this Agreement "without cause" at any time upon written notice to McFarland. In the event that McFarland is terminated without cause from his position as President of Doctor's Care, P.A. ("Doctor's Care") or as President and Chief Executive Officer of Employer, Doctor's Care and Employer shall pay McFarland a lump sum severance payment of Nine Hundred Thousand Dollars and no/100 ($900,000.00). All other compensation (including without limitation any perquisites and fringe benefits, if any) to which McFarland would otherwise be entitled (for periods after the effective date of such termination) shall be discontinued and forfeited as of the effective date of such termination. In no event shall the total amount payable by Employer and Doctor's Care, jointly or severally, under this Paragraph 8(B) and/or under Paragraph 8(E) of the Second Amended Employment Agreement between McFarland and Doctor's Care exceed the sum of Nine Hundred Thousand Dollars and No/100 ($900,000.00)

                  C. Termination by McFarland. McFarland may with or without cause terminate this Agreement upon (60) days prior written notice to UCI. In the event of such termination, all compensation (including without limitation the Base Salary and any prerequisites and fringe benefits, if any) to which McFarland would otherwise be entitled (for periods after the effective date of the termination) shall be discontinued and forfeited as of the effective date of such termination.

                  D. Disability. In the event of McFarland's disability during employment under this Agreement, then employment under this Agreement shall terminate. For purposes of this Agreement, except as provided herein below, "disability" shall mean the inability of McFarland, due to sickness or other incapacity, to perform his duties under his Agreement for a period in excess of one hundred and eighty (180) substantially consecutive days. Such termination shall become effective at UCI's election upon the expiration of such one hundred and eighty (180) day period of disability. Upon termination of employment under this Agreement due to McFarland's disability, McFarland shall be entitled to payment of his Base Salary up to the date of termination.

                  E. Death. In the event McFarland dies during this term of this Agreement, this Agreement shall terminate and UCI shall pay to McFarland's estate all Base Salary accrued but unpaid through the date of McFarland's death.

                  F. Personal Guarantee Assumption in the Event of Termination. In the event of McFarland's termination by Employer under any circumstances, Employer shall assume any and all liabilities that McFarland has personally guaranteed for the benefit of Employer. Said guarantee assumption shall take place within thirty (30) days of McFarland's termination. If Employer fails to assume any and all liabilities personally guaranteed by McFarland for the benefit of Employer within thirty (30) days of termination, Employer shall pay McFarland One Thousand Dollars and no/100 ($1,000.00) per day starting on the 30th day after termination, and each day thereafter until Employer assumes such liabilities. The outstanding liabilities personally guaranteed by McFarland for the benefit of Employer as of the date hereof are listed on the attached Schedule A. McFarland shall seek approval from Employer's Board of Directors before making any future guarantees for the benefit of Employer in excess of Twenty-Five Thousand Dollars and no/100 ($25,000.00). In addition, McFarland shall provide Employer's Board of Directors prompt written notice of any future guarantees involving Twenty-Five Thousand Dollars and no/100 ($25,000.00) or less.

              9. Burden of Benefit. This Agreement shall be binding upon, and shall inure to the benefit of UCI, McFarland, UCI's affiliates, and their respective heirs, personal and legal representatives, successors, and assigns.

     10. Assignment. This Agreement and any rights hereunder are personal to McFarland and shall not be assigned or otherwise transferred by McFarland.

              11. Governing Law/Jurisdiction. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina. McFarland and UCI hereby
(i) agree that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court in Columbia, South Carolina, (ii) waive any objection which they might have now or hereafter to any litigation, action or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submit to the jurisdiction of such courts in any such litigation, action or proceeding. For all purposes of this Agreement, McFarland and UCI hereby further agree that service of process upon McFarland and UCI may be effected pursuant to United States mail.

              12. Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof", "herein", and words of similar import shall refer to this Agreement in its entirety and all references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

              13. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect validity and enforceability of the other provisions.

              14. Notice. Any notice, request, approval, consent, demand or other communication hereunder shall be effective if in writing and upon the first to occur of the following: (i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communications being given; or (ii) three (3) business days after being duly deposited in the U. S. Mail, certified, return receipt requested, and addressed as follows:

              McFarland                     M. F. McFarland, III, M. D.
                                            UCI Medical Affiliates, Inc.
                                            Doctor's Care, P.A.
                                            1901 Main St., Ste. 1200 (MC1105)
                                            Columbia, S.C.  29201

              With a copy to:   David E. Dubberly, Esq.
                                Duff, Dubberly, Turner, White & Boykin, L.L.C.
                                P. O. Box 1486
                                Columbia, S.C.  29202

              UCI:              UCI Medical Affiliates of South Carolina, Inc.
                                Doctor's Care, P.A.
                                1901 Main St., Ste. 1200 (MC1105)
                                Columbia, S.C.  29201

                With a copy to:             Frank H. Gibbes, III, Esq.
                      Gibbes, Gallivan, White & Boyd, P.A.
                                 P. O. Box 10000
                        Greenville, South Carolina 29603

The parties hereto may change their respective addresses by notice in writing given to the other parties of this Agreement.

              15. Entire Agreement. This Agreement contains the entire agreement and understanding by and between UCI and McFarland with respect to the employment of McFarland, and no representations, promises, agreements, or understandings, written or oral not contained herein shall be of any force or effect. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or at any other time.

              IN WITNESS WHEREOF, UCI and McFarland have duly executed this Agreement under seal to be effective as of the day and year first above written.


IN THE PRESENCE OF:                                           UCI:


/s/ Diane D. Dent                                             UCI MEDICAL AFFILIATES OF SOUTH
Witness                                                       CAROLINA,  INC.                        (SEAL)


/s/ M. Yvonne Northcutt                                       By: /s/ Harold H. Adams
Witness                                                       Its:  Director, HHC




                                                              MCFARLAND:


/s/ Hannah H. James                                           /s/ M.F. McFarland, III, M.D.      (SEAL)
Witness                                                       M.F. McFarland, III, M.D.


/s/ Brenda C. Sanders
Witness


                                                  SCHEDULE A

                    Outstanding Liabilities Personally Guaranteed By McFarland

--------------------------------------- -------------------------------------- --------------------------------------
Lender                                  Remaining Term                         Balance at 5/31/99
--------------------------------------- -------------------------------------- --------------------------------------
--------------------------------------- -------------------------------------- --------------------------------------

--------------------------------------- -------------------------------------- --------------------------------------
--------------------------------------- -------------------------------------- --------------------------------------
            Carolina First                            54 months                              $ 450,000
--------------------------------------- -------------------------------------- --------------------------------------
--------------------------------------- -------------------------------------- --------------------------------------
             AT&T Leasing                             9 months                                   10,000
--------------------------------------- -------------------------------------- --------------------------------------
